Exhibit 99

[SPRINT LOGO]


Media Contacts:
Nicholas Sweers, Sprint, 913-794-3460
nicholas.sweers@mail.sprint.com

                             FOR IMMEDIATE RELEASE

                Sprint Appoints New Member to Board of Directors


OVERLAND PARK, Kan., Sept. 29, 2004 - Sprint (NYSE: FON) today announced the appointment of William H. Swanson to the company's board of directors.

Swanson is chairman and CEO of Raytheon Company, an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. Headquartered in Waltham, Mass., Raytheon employs 78,000 people worldwide with 2003 sales of $18.1 billion.

Before adding the responsibilities of chairman to his position in January 2004, Swanson was CEO and president of the company. Prior to that, he was president of the company, responsible for Raytheon's government and defense operations. Swanson joined Raytheon in 1972 and has held a wide range of leadership positions across a broad spectrum of Raytheon's business units. He graduated magna cum laude from California Polytechnic State University and performed graduate work in business administration at Golden Gate University.

"We are very pleased to add Bill Swanson to the board. He is an outstanding leader and brings extraordinary talent, depth and experience in such key areas as technology, operations and national defense and security," said Linda Koch Lorimer, chair of Sprint's nominating and corporate governance committee. "These assets will greatly complement and add value to the Sprint board."

In addition to his professional experience, Swanson also is a member of several leading public, private and government boards and associations.

With the appointment of Swanson, the Sprint board stands at 11 directors. Nine of the 11 directors are independent based on the board's 2004 determination. Gary Forsee, Sprint chairman and chief executive officer, is the only employee director.

Sprint's other directors include: DuBose Ausley, attorney, Ausley & McMullen, a law firm in Tallahassee, Fla., where he was chairman from 1982 to June 1, 2002; Gordon Bethune, chairman and chief executive officer of Continental Airlines; E. Linn Draper, Jr., retired chairman of American Electric Power Co. Inc (AEP); Deborah Henretta, president of global baby and adult care division, Procter & Gamble; Irvine O. Hockaday, Jr., retired president and chief executive officer of Hallmark Cards, Inc.; Linda Koch Lorimer, vice president and secretary of the university, Yale University; Charles E. Rice, chairman of Mayport Venture Partners, LLC and former vice chairman of Bank of America Corporation; Louis W. Smith, retired president and chief executive officer of the Ewing Marion Kauffman Foundation; and Gerald L. Storch, vice chairman of Target Corporation.

For   more   information   about   the   Sprint   board  of   directors,   visit
www.sprint.com/ir/cg/bod2.html.



About Sprint
Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With more than $26 billion in annual revenues in 2003, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network and an award-winning Tier 1 Internet backbone. Sprint provides local communications services in 39 states and the District of Columbia and operates the largest 100-percent digital, nationwide PCS wireless network in the United States. For more information, visit www.sprint.com.